Exhibit 99.1

Cypress Announces Management Change in Consumer and Computation Division

Industry and Cypress Veteran Cathal Phelan to Take the Helm

Of Division Responsible for Cypress’s Successful TrueTouch® and CapSense® Products

SAN JOSE, Calif., April 19, 2012 — Cypress Semiconductor Corp. (Nasdaq: CY) today announced that Norm Taffe, EVP of the Consumer and Computation Division (CCD), will be leaving the company this summer to pursue a start-up business opportunity outside of the electronics industry. He will be replaced by 26-year industry veteran, Cathal Phelan, who is currently Cypress’s Chief Technical Officer.

“Norm has been a valuable member of the Cypress executive team. He has built a very talented team that has grown our PSoC® programmable-system-on-chip business from $12 million in sales in 2004 to more than $400 million last year,” said Cypress CEO T.J. Rodgers. “We are sorry to see Norm leave after 23 years with Cypress, but we take pride in what he and his division have accomplished, and we wish him the best.”

“I have worked at Cypress for my entire 23-year career – it has been an amazing experience,” Taffe said. “I started as a new college graduate, working as an applications engineer. Today, I am an executive vice president, having built and run a large business. It has been an honor to lead the world-class CCD team, which has been at the center of Cypress’s transformation into an industry-leading provider of programmable products.”

Cathal Phelan graduated in 1985 from Trinity College, University of Dublin, Ireland, with an MSEE. He started his career in the Philips Research Labs in Eindhoven. He joined Cypress in 1991 and held numerous roles in design and architecture definition, helping to invent the Quad Data Rate™ (QDR®) SRAM. Starting in 1999, Phelan managed Cypress’s USB division, building that business through internal growth and strategic acquisitions into the world’s No. 1 USB supplier. Phelan left in 2006 to join systems company Ubicom Inc. as CEO. He led two rounds of fundraising for Ubicom, which was building a 12-way multi-threaded proprietary CPU to enable low-latency intelligent home networks. In 2008, Phelan returned to Cypress as CTO working on Platform Architectures, Intellectual Property and Patents, internal startups and longer-term strategic planning. He currently holds 37 U.S. patents.

J. Augusto de Oliveira will replace Phelan as Cypress’s Chief Technical Officer. Oliveira is an executive with more than 25 years of experience in R&D management and technology strategy for very-large-scale systems-on-chip, including both chip design and software development. He has worked for NXP Semiconductors and Philips Semiconductors in the U.S. and The Netherlands. Oliveira joined Cypress in 2007 as Senior Vice President and CTO of Cypress’s memory and data communications divisions. In late 2008, his role was expanded to include all divisions. Oliveira has worked with the divisions on the definition of their technical strategies and products such as Cypress’s EZ-USB® FX3™ USB 3.0 controllers, TrueTouch® controllers, next-generation Quad Data Rate and PSoC programmable system-on-chip products.

“We have good bench strength,” Rodgers said. “I cannot think of an EVP better suited to manage CCD than Cathal. As CTO, he has helped to drive our leading-edge touch-sensing technologies, and he brings a combination of business and technical skills to the role. In his current position with Cypress, Augusto has worked to bring several generations of key Cypress products to market and is well-suited to assume a broader role as Cypress CTO.”

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3 and PSoC 5 programmable system-on-chip families and derivatives, CapSense® touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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